I, Vance Spalding, consent to the filing of the written disclosure regarding: (i) the technical report I prepared in accordance with NI 43-101, entitled "NI 43-101 Technical Report, Pony Creek Gold Project, Elko County, Nevada, United States of America" dated October 22, 2018 (effective date: October 16, 2018); (ii) other information pertaining to this project; and (iii) the use of my name, in the annual report for the year ended December 31, 2020 on Form 1-K (SEC File No. 24-11290) being filed by Contact Gold Corp. with the United States Securities and Exchange Commission, and any amendment thereto.

Vance Spalding, C.P.G.-10739

/s/ Vance Spalding

Contact Gold Corp., Vice President of Exploration